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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    PACIFIC SCIENTIFIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
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
             SUPPLEMENTAL PROXY MATERIALS OF KOLLMORGEN CORPORATION
                             DATED JANUARY 30, 1998

    THIS SUPPLEMENT (THIS "SUPPLEMENT") TO THE PROXY STATEMENT/PRELIMINARY PROSPECTUS DATED JANUARY 15, 1998 AND INCLUDED ON A REGISTRATION STATEMENT ON FORM S-4 DATED THAT SAME DAY (THE "PROXY STATEMENT") IS BEING FURNISHED TO HOLDERS OF SHARES OF PACIFIC SCIENTIFIC COMPANY, A CALIFORNIA CORPORATION ("PACIFIC SCIENTIFIC"), BY KOLLMORGEN CORPORATION, A NEW YORK CORPORATION, ("KOLLMORGEN"), IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF PACIFIC SCIENTIFIC TO BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF PACIFIC SCIENTIFIC WHICH WILL BE HELD ON FEBRUARY 13, 1998 AT 2:00 P.M., CALIFORNIA TIME, AT THE HYATT REGENCY IRVINE HOTEL, 17900 JAMBOREE ROAD, IRVINE, CALIFORNIA AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). THIS SUPPLEMENT SUPPLEMENTS CERTAIN INFORMATION CONTAINED IN THE PROXY STATEMENT WITH REGARD TO THE FOLLOWING SHAREHOLDER ACTIONS IN CONNECTION WITH A PROPOSED BUSINESS COMBINATION (THE "PROPOSED COMBINATION") BETWEEN KOLLMORGEN AND PACIFIC SCIENTIFIC: THE ADOPTION OF A RESOLUTION WHICH WOULD REPEAL ANY AND ALL PROVISIONS OF THE PACIFIC SCIENTIFIC BYLAWS (THE "PACIFIC SCIENTIFIC BYLAWS") THAT HAVE NOT BEEN DULY FILED BY PACIFIC SCIENTIFIC WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") PRIOR TO AUGUST 11, 1997, INCLUDING ANY AND ALL AMENDMENTS TO THE PACIFIC SCIENTIFIC BYLAWS ADOPTED ON OR AFTER DECEMBER 15, 1997 (THE "BYLAW REPEAL PROPOSAL"); THE REMOVAL FROM OFFICE OF THE ENTIRE PACIFIC SCIENTIFIC BOARD OF DIRECTORS (THE "PACIFIC SCIENTIFIC BOARD") (THE "REMOVAL PROPOSAL"); AND THE FILLING OF THE NEWLY CREATED VACANCIES ON THE PACIFIC SCIENTIFIC BOARD BY ELECTING KOLLMORGEN'S NOMINEES TO THE PACIFIC SCIENTIFIC BOARD (THE "ELECTION PROPOSAL").

    EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THIS SUPPLEMENT AND THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE PROXY STATEMENT REMAIN APPLICABLE IN ALL RESPECTS TO THE PROXY SOLICITATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. UNLESS THE CONTEXT REQUIRES OTHERWISE, TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PROXY STATEMENT.

SIGNIFICANT EVENTS

    Kollmorgen has raised its offer for Pacific Scientific to $23.75 per share from $20.50 per share. Kollmorgen is now offering to acquire a majority of Pacific Scientific's outstanding common stock for $23.75 per share in cash and to exchange the remaining outstanding shares for Kollmorgen common stock with a value of $23.75 per share, subject to a collar. Our increased offer represents a premium of approximately 54% over the price of Pacific Scientific common stock prior to the announcement of our original offer on December 15, 1998.

    On January 21, 1998, Kollmorgen reached agreement with a third party on a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount, $27.2 million, is expected to be received by Kollmorgen in the first quarter of 1998. On January 21, 1998, Morgan & Finnegan, L.L.P., patent counsel to Kollmorgen, mailed a letter to Mr. Lester Hill, Chairman, President and Chief Executive Officer of Pacific Scientific, regarding certain of Pacific Scientific's motion-control products that Kollmorgen believes infringe upon one or more of Kollmorgen's patents, which Kollmorgen believes represents a substantial percentage of Pacific Scientific's motion-control revenues.

    It has been six weeks since Kollmorgen first publicly announced its proposal to acquire Pacific Scientific. Pacific Scientific has indicated that it intends to explore alternatives to maximize shareholder value, including a possible sale of the company, yet Pacific Scientific has refused to enter into merger negotiations with Kollmorgen, the only party with a firm proposal on the table, unless Kollmorgen first withdraws its tender offer, cancels the Special Meeting and enters into a standstill agreement which would prevent Kollmorgen from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. Kollmorgen believes that these conditions are unacceptable and are not conductive to negotiating a mutually beneficial transaction in an expeditious manner.

    The Pacific Scientific Board has also declined our offer to meet with them and share information about our company and our offer so that they can more fully inform themselves concerning the merits of our proposal.

    Kollmorgen believes that a negotiated transaction is in the best interests of both companies and their shareholders. If that does not happen, you will have the chance to voice your opinion on Kollmorgen's Offer by voting in favor of Kollmorgen's proposals at the Special Meeting.

THE OFFER AND THE PROPOSED MERGER

    In furtherance of the Proposed Combination, Torque Corporation, a wholly owned subsidiary of Kollmorgen ("Purchaser"), has commenced a tender offer (the "Offer"), for 6,347,241 shares of the common stock, par value $1.00 per share, of Pacific Scientific (the "Pacific Scientific Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Pacific Scientific Common Stock, the "Pacific Scientific Common Shares"), or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of the Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, would constitute a majority of the outstanding Pacific Scientific Common Shares on a fully diluted basis (the "Minimum Number"). On the date hereof, Kollmorgen has increased the price to be paid in the Offer from $20.50 to $23.75 per Pacific Scientific Common Share, net to the seller in cash. Consummation of the Offer would be followed by a merger or similar business combination between Pacific Scientific and Kollmorgen, Purchaser or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"), in which each share of Pacific Scientific Common Stock then outstanding (other than shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen) would be converted into the right to receive $23.75 of common stock, par value $2.50 per share, of Kollmorgen (the "Kollmorgen Common Stock"), subject to a collar. The purchase price of $23.75 per common share represents approximately a 54% premium over Pacific Scientific's closing share price of $15.44 on the New York Stock Exchange (the "NYSE") on Friday, December 12, 1997, the last full trading day prior to Kollmorgen's public announcement of the Proposed Combination.

    The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by an exchange ratio (the "Exchange Ratio") calculated by dividing $23.75 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales prices of Kollmorgen Common Stock (weighted by sales volume) (the "Average Kollmorgen Share Price"). In the event that the Average Kollmorgen Share Price during such period is less than $15.19 or greater than $18.56, the Exchange Ratio would be fixed at 1.564 shares of Kollmorgen Common Stock or 1.280 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share. In such event, the shareholders of Pacific Scientific (the "Pacific Scientific Shareholders") could receive Kollmorgen Common Stock in the Proposed Merger with a value greater or less than $23.75.

    According to Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, there are approximately 12,694,880 shares of Pacific Scientific Common Stock outstanding, assuming the exercise of the weighted average number of dilutive options outstanding during that quarter, of which just less than half (or approximately 6,347,439 shares) will be converted into shares of Kollmorgen Common Stock in the Proposed Merger. Hence, the total number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger will be determined by multiplying the Exchange Ratio by the 6,347,439 shares of Pacific Scientific Common Stock to be converted.

    The following table illustrates the calculation of the value of the Kollmorgen Common Stock to be issued in the Proposed Merger at various assumed values for the Average Kollmorgen Share Price.

FOR ILLUSTRATIVE PURPOSES ONLY

                                  VALUE OF KOLLMORGEN
   HYPOTHETICAL                          STOCK
      AVERAGE                     ISSUED PER PACIFIC
    KOLLMORGEN        EXCHANGE     SCIENTIFIC COMMON
    SHARE PRICE         RATIO            SHARE
-------------------  -----------  -------------------
     $   20.25            1.280x       $   25.92
         19.41            1.280            24.84
         18.56            1.280            23.75
         17.72            1.340            23.75
         16.88(1)         1.407            23.75
         16.03            1.482            23.75
         15.19            1.564            23.75
         14.34            1.564            22.43
         13.50            1.564            21.11

------------------------

(1) Represents the closing price of shares of Kollmorgen Common Stock on the NYSE on December 12, 1997, the last full trading date before the commencement of the Offer. If a hypothetical Average Kollmorgen Share Price of $18.88 is used (representing the closing price of shares of Kollmorgen Common Stock on the NYSE on January 29, 1998), the Exchange Ratio would be
    1.280 and the value of Kollmorgen Common Stock to be issued for Pacific Scientific Common Shares would be $24.17.

    To the extent a shareholder's Pacific Scientific Common Shares are purchased in the Offer, such shareholder would not receive Kollmorgen Common Stock for such purchased shares in the Proposed Merger and consequently such shareholder would not have the opportunity to participate in the future growth of the combined company. If more than the Minimum Number of Pacific Scientific Common Shares is tendered into the Offer, tendered shares will be purchased on a pro rata basis, resulting in all tendering shareholders receiving a mix of cash and Kollmorgen Common Stock in the Proposed Combination.

    The purchase price of $23.75 per common share represents approximately a 54% premium over Pacific Scientific's closing share price of $15.44 on the NYSE on Friday, December 12, 1997, the last full trading day prior to Kollmorgen's public announcement of the Proposed Combination.

    Upon consummation of the Proposed Merger, Pacific Scientific Shareholders will hold an equity stake of approximately 44.8% to 49.8% in the combined company, depending on the Exchange Ratio. Based on an assumed market value for Kollmorgen Common Stock of $18.88 per share (the closing price of Kollmorgen Common Stock on January 29, 1998), Pacific Scientific Shareholders would hold an equity stake of approximately 49.8% in the combined company.

BACKGROUND OF THE OFFER SINCE JANUARY 15, 1998

    On January 15, 1998 Kollmorgen and Purchaser extended the Expiration Date of the Offer to 5:00 p.m., New York City time, on Thursday, January 29, 1998.

    On January 16, Pacific Scientific filed with the Commission a proxy statement in opposition to the Kollmorgen proxy statement urging the Pacific Scientific Shareholders not to sign, or return any proxy cards sent to them by Kollmorgen.

    On January 21, 1998, Kollmorgen reached agreement with a third party on a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount, $27.2 million, is expected to be received by Kollmorgen in the first quarter of 1998. On January 21, 1998, Morgan & Finnegan, L.L.P., patent counsel to Kollmorgen, mailed a letter to Mr. Hill, regarding certain of Pacific Scientific's motion-control products that Kollmorgen believes infringe upon one or more of Kollmorgen's patents. On that same day, Kollmorgen announced that it had formally notified Pacific Scientific of its belief that certain of Pacific Scientific's motion-control products, which Kollmorgen believes represents a substantial percentage of Pacific Scientific's motion-control revenues, infringed on Kollmorgen patents.

    Since December 15, 1997, various telephone calls have been initiated by Kollmorgen's legal and financial advisors ("Kollmorgen's Advisors") to Pacific Scientific's legal and financial advisors ("Pacific Scientific's Advisors") requesting access to information regarding Pacific Scientific which Kollmorgen believes is being made available by Pacific Scientific to other potential acquirors of Pacific Scientific and requesting Pacific Scientific to enter into merger discussions with Kollmorgen without Kollmorgen first agreeing to certain conditions described below. Pacific Scientific refused to allow Kollmorgen to conduct any due diligence or enter into merger discussions with Pacific Scientific. The Pacific Scientific Board has also declined our offer to meet with them and share information about our company and our offer so that they can more fully inform themselves concerning the merits of our proposal.

    On January 23, Mr. Gideon Argov, Kollmorgen's Chairman, President and Chief Executive Officer, telephoned Mr. Hill to suggest that the two companies enter into merger negotiations. Following that conversation, Pacific Scientific's Advisors informed Kollmorgen's Advisors that Pacific Scientific would only enter into merger discussions if Kollmorgen agreed specifically to terminate the Offer, cancel the Special Meeting and agree to a confidentiality agreement with a "standstill" provision (the "Confidentiality Agreement") which would prevent Kollmorgen from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific. However, despite Mr. Argov's and Kollmorgen's Advisors requests, Pacific Scientific's Advisors have yet to deliver the Confidentiality Agreement to Kollmorgen.

    On January 26, 1998, Kollmorgen reported preliminary operating results for the fourth quarter of 1997 and the year ended December 31, 1997 and reaffirmed its intention to acquire Pacific Scientific. Also, on January 26, 1998, Kollmorgen postponed the Kollmorgen Special Meeting until February 10, 1998.

    On January 30, 1998, Kollmorgen filed with the Commission a supplement to the proxy solicitation materials mailed to the shareholders of Kollmorgen. Also on January 30, 1998, Kollmorgen filed with the Commission a supplement to the Offer to Purchase.

SOURCES OF FUNDS

    Kollmorgen continues to believe that the Proposed Combination is conservatively financed. Pursuant to a binding commitment letter, as amended, with Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc (the "Commitment Letter"), Salomon Brothers Holding Company Inc has committed to provide, subject to certain conditions, a secured bank facility in the amount of $320 million to fully finance the transaction. While Kollmorgen recognizes that the combined company would have a significant level of indebtedness, Kollmorgen believes that the financing of the transaction continues to be conservative and would permit the combined company sufficient liquidity and financial flexibility to meet operational demands.

TAX MATTERS

    On January 23, 1998, the Internal Revenue Service issued Treasury Regulations effective for transactions occurring after January 28, 1998 which relaxed the continuity of shareholder interest requirement under U.S. income tax rules for tax-free reorganization treatment. Treatment of the Offer and Proposed Merger as a reorganization, however, still requires, among other things, that less than 60% of the consideration received by shareholders of Pacific Scientific in exchange for Pacific Scientific Common Shares consists of cash (including cash received in lieu of fractional shares of Kollmorgen Common Stock and cash received in respect of dissenters' rights, if any, in the Proposed Merger) and that the Proposed

Merger, if consummated, qualifies as a merger under applicable state corporation laws. Thus, while neither Kollmorgen nor Purchaser is obligated to qualify the transaction as a reorganization and such qualification depends on future events, the changes made by the newly-issued Treasury Regulations significantly increase the likelihood that the exchange of Pacific Scientific Common Shares for Kollmorgen Common Stock in the Proposed Merger ultimately will qualify for nonrecognition treatment as part of a reorganization. Shareholders of Pacific Scientific are urged to consult their own tax advisors about the newly-issued Treasury Regulations.

FORWARD-LOOKING STATEMENTS

    This Supplement and the information incorporated by reference herein contain forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among other matters, the forward-looking statements include, without limitation, the information about the business, strategy, plans and objectives, operations, planned capital expenditures, management, forecasted operating results and operating statistics and potential financial condition, revenue enhancements, cost savings and accretion to earnings and pro forma financial information, with respect to the combined company, and the information concerning the Proposed Combination.

    All discussions of the operations of the combined companies include forward-looking statements. Forward-looking statements also include, without limitation, those preceded or followed by or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions. All forward-looking statements included in this Supplement and the information incorporated by reference are based on the information available to Kollmorgen on the date of this Supplement and in the case of the information incorporated by reference on the basis of information available to Kollmorgen on the date of the documents in which such forward-looking statements are contained. Kollmorgen undertakes no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    The forward-looking statements are subject to a number of factors that could cause actual results to differ materially from Kollmorgen's current expectation, all of which are difficult to predict accurately and many of which are beyond the control of Kollmorgen. Certain factors, in addition to other factors not listed herein or discussed in the information incorporated by reference herein, could cause the actual results to differ materially from those expressed or implied in the forward-looking statements made herein. Such factors include: materially adverse changes in U.S. and international economic conditions, in Kollmorgen's industry and in the markets served by Kollmorgen and Pacific Scientific; lower than expected revenues from the sale of its existing products and services because of changes in product demand and market acceptance; the effect of competitive products, development of new technologies and pricing from large, multinational motion technology competitors (both current and emerging), many of which have greater financial, technical, marketing and other resources; unanticipated product development costs; moderating growth rates in commercial lines of business; lack of market acceptance of new products because of lower than expected levels of customer demand, technological difficulties in these newly introduced products, or the timeliness of these product introductions; unanticipated reduction in existing utility customers' requirements for engineering services; increased working capital needs; unexpected capital expenditure requirements; difficulty in obtaining favorable financing arrangements either due to an unfavorable institutional lending environment or the inability to obtain financing because of leverage; the inability to achieve expected synergies; fluctuations in foreign currency exchange rates; and a significant delay in the expected completion of the Proposed Merger. All subsequent written or oral forward-looking statements attributable to Kollmorgen or to persons acting on its behalf are qualified in their entirety by the preceding cautionary statements.

RECENT DEVELOPMENTS

    On January 26, 1998, Kollmorgen issued a press release reporting its financial results for the three and twelve months ended December 31, 1997.

    For the year ended December 31, 1997, which was highlighted by a number of important financial events and special items (detailed below), Kollmorgen reported that net income rose by 122% to $19.7 million, or $1.90 a share (diluted), on sales of $222.2 million. These results compare to net income of $8.9 million, or $0.86 a share (diluted), on sales of $230.4 million in 1997. Excluding special items, net income for 1997 rose by 18% to $10.5 million, or $1.02 per share (diluted).

    For the fourth quarter, excluding special items, net income rose 17% to $3.8 million, or $0.36 per share (diluted), on sales of $59.2 million, versus net income of $3.2 million, or $0.32 per share (diluted), on sales of $60.8 million in the comparable 1996 period. Excluding revenues from the Macbeth division, which became part of a joint venture at the end of 1996, the Kollmorgen's sales from ongoing businesses increased by 15% for the fourth quarter and 13% for the year.

    After accounting for a charge of $4.2 million for costs associated with the Offer, earnings in the fourth quarter were $0.2 million or $0.02 per share (diluted).

    These comparative results were affected by several special items:

    - Results for 1997 include a net gain after fees and taxes of $24.4 million from the sale of the Kollmorgen's share in its GretagMacbeth joint venture ("GretagMacbeth"). GretagMacbeth was brought public on the Swiss Stock Exchange in June.

    - Results for 1997 reflect approximately $4.2 million in costs associated with Kollmorgen's offer to purchase shares of Pacific Scientific, announced in December. These costs are included as expenses in the fourth quarter.

    - Results for 1997 include a charge of $11.4 million for acquired research and development, principally associated with Kollmorgen's acquisitions of Servotronix Ltd. and Fritz A. Seidel Elektro-Automatik GmbH in the second quarter.

    - Results for 1997 reflect the effect of income taxes, whereas 1996 results reflect a zero tax rate due to tax loss carry-forwards from earlier years.

    Kollmorgen plans to file with the Commission its audited financial statements for the year ended December 31, 1997 on Form 10-K on or before March 31, 1998.

    On January 22, 1998, Kollmorgen issued a press release announcing that it will receive $27.2 million under a confidential settlement and paid-up licensing agreement covering certain Kollmorgen motion control patents. The settlement amount is expected to be received by Kollmorgen in the first quarter of 1998.

COMPARATIVE PER SHARE DATA

    Set forth below are income applicable to common shares and book value applicable to common shares of Kollmorgen and Pacific Scientific on both an historical and a pro forma combined basis. The pro forma data presented below is not necessarily indicative of actual results that would have occurred or of future expected results. Kollmorgen management expects to achieve operating cost savings and synergies as a result of the Proposed Combination. However, no adjustment has been included in the unaudited pro forma data for expected operating cost savings and synergies.

    Pro forma combined income applicable to common shares is derived from the unaudited pro forma combined information, which gives effect to the Proposed Combination as if the Proposed Combination had occurred at January 1, 1996, combining the results of Kollmorgen and Pacific Scientific for the periods presented. Book values applicable to common shares for Pacific Scientific and for the pro forma combined presentation are based upon outstanding common shares at the end of the periods presented, adjusted in the case of the pro forma combined presentation to include the shares of Kollmorgen Common Stock to be issued in the Proposed Merger. Pro forma book value data is presented as though the Proposed Combination had occurred at September 30, 1997. The information set forth below should be read in conjunction with the respective audited and unaudited historical consolidated financial statements of Kollmorgen and Pacific Scientific incorporated by reference herein and the "Unaudited Pro Forma Financial Data" appearing elsewhere herein. Because the number of Pacific Scientific Common Shares to be converted in the Proposed Merger will not be known until five days prior to the completion of the Proposed Merger, actual Pacific Scientific equivalent per share data cannot be computed at this time. Hypothetical Pacific Scientific equivalent per share data is presented below using the closing sale price of a share of Kollmorgen Common Stock on January 26, 1998 and a resulting hypothetical exchange ratio of 1.28.

                                                         NINE MONTHS
                                                            ENDED                                   PACIFIC SCIENTIFIC
                                                      SEPTEMBER 30, 1997           KOLLMORGEN/         EQUIVALENTS
                                              ----------------------------------     PACIFIC     ------------------------
                                                                    PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                                KOLLMORGEN        SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                               COMMON STOCK      COMMON STOCK       COMBINED       .64(B)       1.28(C)
                                              ---------------  -----------------  -------------  -----------  -----------
Earnings per share..........................     $    1.87(a)      $    0.73        $   (0.15)    $   (0.10)   $   (0.19)
Dividends per share, net....................     $    0.06         $    0.09        $    0.10     $    0.06    $    0.13
Book value per share at end of period.......     $    4.19         $    8.31        $   10.77     $    6.89    $   13.79

                                                          YEAR ENDED                                PACIFIC SCIENTIFIC
                                                      DECEMBER 31, 1996            KOLLMORGEN/         EQUIVALENTS
                                              ----------------------------------     PACIFIC     ------------------------
                                                                    PACIFIC        SCIENTIFIC     EXCHANGE     EXCHANGE
                                                KOLLMORGEN        SCIENTIFIC        PRO FORMA     RATIO OF     RATIO OF
                                               COMMON STOCK      COMMON STOCK       COMBINED       .64(B)       1.28(C)
                                              ---------------  -----------------  -------------  -----------  -----------
Earnings per share..........................     $    0.86         $    0.01        $   (0.94)    $   (0.60)   $   (1.19)
Dividends per share, net....................     $    0.08         $    0.12        $    0.13     $    0.08    $    0.17
Book value per share at end of period.......     $    2.23         $    8.76

------------------------

(a) The earnings per share includes a non-recurring charge for acquired in-process research and development and non-recurring income related to the disposition of Kollmorgen's equity interest in a joint venture. Those amounts have been eliminated from the pro forma presentation.

(b) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by .64, or half of the hypothetical exchange ratio of 1.28, to reflect the assumption that half of the outstanding Pacific Scientific Common Shares will be exchanged for stock in the Proposed Combination.

(c) The hypothetical Pacific Scientific equivalent per share data was calculated by multiplying the pro forma combined per share data by the hypothetical exchange ratio of 1.28, to illustrate the case in which a Pacific Scientific Shareholder does not tender shares pursuant to the Offer and, accordingly, receives all stock in the Proposed Combination.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

    Set forth below are the unaudited pro forma historical financial information of Kollmorgen and the unaudited pro forma condensed combined statement of financial condition combining the historical consolidated balance sheet of Kollmorgen and Pacific Scientific, giving effect to the Proposed Combination at the new Offer price of $23.75 in cash per Pacific Scientific Common Share. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results and financial position that might have been achieved had the Proposed Combination occurred as of the beginning of the earliest period presented nor are they necessarily indicative of operating results and financial position which may occur in the future.

                                   KOLLMORGEN

       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      SEIDEL           SERVOTRONIX                  KOLLMORGEN
                                                 JANUARY 1, 1997-   JANUARY 1, 1997-                 PRO FORMA
                                    KOLLMORGEN     JUNE 9, 1997       APRIL 1, 1997     PRO FORMA    ADJUSTED
                                    HISTORICAL     HISTORICAL(A)      HISTORICAL(A)    ADJUSTMENTS  HISTORICAL
                                    -----------  -----------------  -----------------  -----------  -----------
Revenues..........................   $ 163,054       $   9,591          $     543                    $ 173,188
Cost of Revenues..................     113,590           6,622                329                      120,541
                                    -----------         ------              -----                   -----------
Gross Margin......................      49,464           2,969                214                       52,647
Operating Expenses:
  Sales, Marketing, General and
    Administrative................      32,131           1,734                 95                       33,960
  Research and Development........       7,249             334                125                        7,708
  Acquired Research and
    Development...................      11,391          --                 --           $ (11,391)(b)     --
  Amortization of Goodwill........         284          --                 --                 242(c)        526
                                    -----------         ------              -----      -----------  -----------
Operating Income (Loss)...........      (1,591)            901                 (6)         11,149       10,453
Other Income (Expense), Net.......      (2,646)            (32)                 6             816(d)     (1,856)
                                    -----------         ------              -----      -----------  -----------
Income (Loss) Before Taxes........      (4,237)            869             --              11,965        8,597
Provision for Income Taxes........      (1,978)         --                 --                (335)(e)     (3,095)
                                                                                             (782)(e)
                                    -----------         ------              -----      -----------  -----------
Net Income (Loss) from Continuing
  Operations before Investment in
  Joint Venture...................      (6,215)            869             --              10,848        5,502
Joint Venture:
  Equity in Earnings..............       1,430          --                 --              (1,430)(d)     --
Gain on Sale of Investment, Net of
  Taxes...........................      24,321          --                 --             (24,321)(d)     --
                                    -----------         ------              -----      -----------  -----------
Net Income........................   $  19,536       $     869          $               $ (14,903)   $   5,502
                                    -----------         ------              -----      -----------  -----------
                                    -----------         ------              -----      -----------  -----------
Net Income per Share--
  Fully Diluted...................   $    1.87          --                 --                        $    0.53
Weighted Average Number of Common
  Shares Outstanding..............      10,444          --                 --                           10,444

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN

       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       KOLLMORGEN'S                                 KOLLMORGEN
                                                                          MACBETH        FRENCH                      PRO FORMA
                            KOLLMORGEN      SEIDEL       SERVOTRONIX     DIVISION      INSTRUMENT      PRO FORMA     ADJUSTED
                            HISTORICAL   HISTORICAL(A)  HISTORICAL(A)  HISTORICAL(F)    GROUP(G)      ADJUSTMENTS   HISTORICAL
                            -----------  -------------  -------------  -------------  -------------  -------------  -----------
Revenues..................   $ 230,424     $  19,179      $   2,566      $ (32,104)     $    (932)                   $ 219,133
Cost of Revenues..........     152,928        13,346          1,307        (15,819)          (848)                     150,914
                            -----------  -------------       ------    -------------       ------                   -----------
Gross Margin..............      77,496         5,833          1,259        (16,285)           (84)                      68,219
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative........      51,918         4,107            365        (10,027)          (822)                      45,541
  Research and
    Development...........      12,143           822            813         (2,744)          (364)                      10,670
  Amortization of
    Goodwill..............      --            --             --             --             --                701(c)        701
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Operating Income (Loss)...      13,435           904             81         (3,514)         1,102           (701)       11,307
Other Income (Expense),
  Net.....................      (4,531)         (133)           (81)           120         --              1,593(d)     (3,032)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Income (Loss) Before
  Taxes...................       8,904           771         --             (3,394)         1,102            892         8,275
Provision for Income
  Taxes...................      --            --             --             --             --               (478)(e)     (2,317)
                                                                                                          (1,839)(e)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Net Income (Loss).........       8,904           771         --             (3,394)         1,102         (1,425)        5,958
Preferred Dividends.......        (285)       --             --             --             --                             (285)
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Income Available to Common
  Shareholders............   $   8,619     $     771      $  --          $  (3,394)     $   1,102      $  (1,425)    $   5,673
                            -----------  -------------       ------    -------------       ------    -------------  -----------
                            -----------  -------------       ------    -------------       ------    -------------  -----------
Net Income per Share--
  Fully Diluted...........   $    0.86        --             --             --             --             --         $    0.56
Weighted Average Number of
  Common Shares
  Outstanding.............      10,042        --             --             --             --             --            10,042

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN

              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    On April 2, 1997, Kollmorgen acquired Servotronix, a developer and manufacturer of motion control technology that is headquartered in Israel. On June 10, 1997, Kollmorgen acquired Seidel, a developer and manufacturer of motion control technology that is headquartered in Germany. Both acquisitions were accounted for as purchases and together, resulted in an in-process research and development charge of $11,391 in 1997.

    The pro forma adjusted historical consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the acquisitions by Kollmorgen of Seidel and Servotronix, and the disposal of Kollmorgen's Macbeth division had occurred at January 1, 1996.

    The pro forma adjusted historical consolidated statements of operations are intended for information purposes and are not necessarily indicative of actual results had the transactions occurred as of the dates indicated above, nor do they purport to indicate the future results of operations.

    These pro forma adjusted historical consolidated statements of operations should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Current Report on Form 8-K filed January 31, 1997 and Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997. The pro forma adjusted historical consolidated statements of operations do not give effect to any potential cost savings and synergies that could result from the Servotronix and Seidel acquisitions.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS

    (a) These columns represent the unaudited historical results of operations of Seidel and Servotronix for the period prior to Kollmorgen's acquisition. Upon acquisition, these operations became part of Kollmorgen's historical financial statements.

    (b) This adjustment eliminates the charge for acquired in-process research and development costs recognized principally upon the acquisition of Seidel and Servotronix. Since these amounts are not continuing expenditures of Kollmorgen, they are deducted from the historical consolidated statement of operations to arrive at the Kollmorgen pro forma adjusted historical financial statements.

    (c) These adjustments reflect the goodwill amortization for the periods, assuming both acquisitions occurred at January 1, 1996. This goodwill resulting from the acquisitions of Seidel and Servotronix of $10,509 which reflects the aggregate excess purchase price over the fair value of net assets acquired and in-process research and development. Goodwill attributable to these acquisitions is being amortized over 15 years. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all the excess of such acquisition costs being attributed to in-process acquired research and development and goodwill. It is Kollmorgen's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. All material intercorporate transactions were eliminated.

                                   KOLLMORGEN

              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                      STATEMENTS OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

    (d) Effective December 31, 1996, Kollmorgen contributed its Macbeth business to a joint venture for a 48% interest. The investment was accounted for under the equity method. In the second quarter of 1997, Kollmorgen sold its interest in the joint venture for a gain of $24,321, which has been eliminated as a pro forma adjustment. The $1,430 adjustment represents the elimination of Kollmorgen's proportionate earnings of the joint venture from the beginning of the period through the time of the sale. Kollmorgen used a portion of the proceeds from the sale of its interest in the joint venture to repay the outstanding balance of the $25 million term loan. Accordingly, interest expense related to this debt of $816 and $1,593, has been excluded from these pro forma statements of operations for the nine months ended September 30, 1997 and the nine months ended December 31, 1996, respectively.

    (e) These adjustments represent (i) the estimated income tax effect of the pro forma adjustments at the blended statutory rates of 36% and 28% for 1997 and 1996, respectively, and (ii) an increase in income tax provision that would have resulted from the full utilization of net operating loss carryforwards had the gain on sale of investment in Macbeth occurred at January 1, 1996.

    (f) This column represents the historical results of operations of Macbeth for the period prior to December 31, 1996, the effective date of Kollmorgen's contribution of that business to a joint venture at which point those operations were accounted for on the equity method of Kollmorgen's historical financial statements.

    (g) In March 1996, Kollmorgen sold a portion of its instrumentation business located in France for its book value. This column represents the elimination of the results of this business for 1996.

                                   KOLLMORGEN

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                    PRO FORMA        PACIFIC
                                                     ADJUSTED      SCIENTIFIC       PRO FORMA
                                                    HISTORICAL     HISTORICAL(A)   ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ---------
Revenues..........................................   $173,188        $227,744                         $400,932
Cost of Revenues..................................    120,541         154,428                          274,969
                                                    ----------     -----------                        ---------
Gross Margin......................................     52,647          73,316                          125,963
Operating Expenses:
  Sales, Marketing, General and Administrative....     33,960          47,397                           81,357
  Research and Development........................      7,708           9,880                           17,588
  Amortization of Goodwill........................        526          --            $  10,816(b)       11,342
                                                    ----------     -----------     -----------        ---------
Operating Income..................................     10,453          16,039          (10,816)         15,676
Other Income (Expense), Net.......................     (1,856)         (1,630)         (10,198)(c)     (14,370)
                                                                                          (686)(c)
                                                    ----------     -----------     -----------        ---------
Income Before Taxes...............................      8,597          14,409          (21,700)          1,306
Benefit (Provision) for Income Taxes..............     (3,095)         (5,384)           4,354(d)       (4,125)
                                                    ----------     -----------     -----------        ---------
Net Income from Continuing Operations.............   $  5,502        $  9,025        $ (17,346)       $ (2,819)
                                                    ----------     -----------     -----------        ---------
                                                    ----------     -----------     -----------        ---------
Net Income per Share from Continuing Operations --
  Fully Diluted...................................   $   0.53        $   0.73                         $  (0.15)
Weighted Average Number of Common Shares
  Outstanding.....................................     10,444          12,443          (12,443)(e)      18,772
                                                                                         8,328(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    KOLLMORGEN
                                                    PRO FORMA        PACIFIC
                                                     ADJUSTED      SCIENTIFIC       PRO FORMA
                                                    HISTORICAL     HISTORICAL(F)   ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ---------
Revenues..........................................   $219,133        $294,779                         $513,912
Cost of Revenues..................................    150,914         203,074                          353,988
                                                    ----------     -----------                        ---------
Gross Margin......................................     68,219          91,705                          159,924
Operating Expenses:
  Sales, Marketing, General and Administrative....     45,541          63,569                          109,110
  Research and Development........................     10,670          15,974                           26,644
  Cost of Solium Restructuring and Other..........     --               7,500                            7,500
  Amortization of Goodwill........................        701          --              14,422(b)        15,123
                                                    ----------     -----------     -----------        ---------
Operating Income..................................     11,307           4,662         (14,422)           1,547
Other Income (Expense), Net.......................     (3,032)         (4,362)        (13,597)(c)      (21,905)
                                                                                         (914)(c)
                                                    ----------     -----------     -----------        ---------
Income (Loss) Before Taxes........................      8,275             300         (28,933)         (20,358)
Benefit (Provision) for Income Taxes..............     (2,317)           (131)          5,804(d)         3,356
                                                    ----------     -----------     -----------        ---------
Net Income (Loss).................................      5,958             169         (23,129)         (17,002)
Preferred Dividends...............................       (285)         --              --                 (285)
                                                    ----------     -----------     -----------        ---------
Income Available to Common Shareholders...........   $  5,673        $    169         (23,129)         (17,287)
                                                    ----------     -----------     -----------        ---------
                                                    ----------     -----------     -----------        ---------
Net Income (Loss) per Share -- Fully Diluted......   $   0.56        $   0.01                         $  (0.94)
Weighted Average Number of Common Shares
  Outstanding.....................................     10,042          12,457         (12,457)(e)       18,370
                                                                                        8,328(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                     PACIFIC        PRO FORMA
                                                    KOLLMORGEN     SCIENTIFIC      ADJUSTMENTS        PRO FORMA
                                                    ----------     -----------     -----------        ----------
ASSETS
Current Assets:
  Cash and Cash Equivalents.......................   $ 17,881        $  3,174                          $ 21,055
  Accounts Receivable, Net........................     41,367          51,078                            92,445
  Inventories.....................................     25,486          54,611                            80,097
  Deferred Income Taxes...........................     --               9,986                             9,986
  Other Current Assets............................      6,385           6,946                            13,331
                                                    ----------     -----------                        ----------
  Total Current Assets............................     91,119         125,795                           216,914
Property and Equipment, Net.......................     26,006          49,411                            75,417
Note Receivable...................................     --               8,700                             8,700
Investment in Joint Venture.......................     14,483          --                                14,483
Other Assets, Net.................................     10,536          36,894        $  6,400(c)         53,830
Goodwill, Net.....................................     --              --             216,329(g)        216,329
                                                    ----------     -----------     -----------        ----------
Total Assets......................................   $142,144        $220,800        $222,729          $585,673
                                                    ----------     -----------     -----------        ----------
                                                    ----------     -----------     -----------        ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities........   $ 49,759        $ 22,874                          $ 72,633
  Other Current Liabilities.......................     13,153          13,908                            27,061
  Reserve for Discontinued Solium Operation.......     --               4,593                             4,593
                                                    ----------     -----------                        ----------
  Total Current Liabilities.......................     62,912          41,375                           104,287
Long-Term Obligations.............................     37,249          76,560        $169,964(c)        283,773
Minority Interest.................................         72          --              --                    72
                                                    ----------     -----------     -----------        ----------
Total Liabilities.................................    100,233         117,935         169,964           388,132
Shareholders' Equity..............................     41,911         102,865         155,630(h)        197,541
                                                                                     (102,865)(h)
                                                    ----------     -----------     -----------        ----------
Total Liabilities and Shareholders' Equity........   $142,144        $220,800        $222,729          $585,673
                                                    ----------     -----------     -----------        ----------
                                                    ----------     -----------     -----------        ----------

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    The pro forma combined condensed consolidated financial statements are prepared assuming that Kollmorgen has merged with Pacific Scientific, a manufacturer of high-performance rotating electrical equipment, including motors, generators and alternators, in exchange for approximately 8,328,000 shares of common stock of Kollmorgen and cash and other costs of approximately $169,964 with a total estimated purchase price of approximately $325,594. The shares of Kollmorgen common stock are assumed to be issued at a value of $18.69 per share, which reflects the closing price of Kollmorgen common stock as of January 26, 1998. The shares assumed to be issued are adjusted for the impact of the collar. The ultimate number of shares issued to acquire Pacific Scientific will be in the range of approximately 8,328,000 to 10,175,000 shares, dependent upon the 20-day average closing price of Kollmorgen Common Stock five days prior to closing. Kollmorgen has ascribed no value to Pacific Scientific's preferred stock purchase rights which will be acquired in the Proposed Combination. A change in the number of shares issued upon final consummation of the proposed transaction from the amounts assumed above would effect the pro forma net income per share for the periods presented. The transaction will be accounted for as a purchase.

    The pro forma combined condensed consolidated balance sheet includes the financial statements of Kollmorgen and Pacific Scientific at September 30, 1997, as if the Proposed Combination had occurred on that date.

    The pro forma combined condensed consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the Proposed Combination had occurred at January 1, 1996.

    The pro forma combined condensed consolidated financial statements are intended for information purposes and are not necessarily indicative of actual results had the Proposed Combination occurred as of the dates indicated above, nor do they purport to indicate the future consolidated financial position or future results of operations of the combined entity. Pacific Scientific's historical financial data was derived from Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1996, and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997. For Kollmorgen's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Consolidated Statement of Operations" for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented elsewhere herein. These combined condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997, Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1997 and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    (a) Pacific Scientific's statement of operations as presented on Form 10-Q for the nine months ended September 26, 1997, reflects a Loss from Discontinued Operations of $13,563, Net Loss of $4,358, Loss per share on Discontinued Operations of $1.09 and Net Loss per share of $0.36. This pro forma statement reflects only results from continuing operations.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
    (b) These pro forma adjustments reflect the amortization of goodwill assumed to be generated in the Proposed Combination over the estimated useful life of fifteen years on a straight-line basis. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. A determination of the fair value of incomplete technology, if any, is subject to a detailed analysis of the tangible and intangible assets related to in-process research and development on new products of Pacific Scientific. The value assigned to in-process research and development could result in a material charge to operations at consummation of the transaction and a corresponding reduction in the amounts to be amortized. There were no intercorporate transactions that required elimination.

    (c) The pro forma combined condensed consolidated balance sheet reflects Kollmorgen's securing a credit facility consisting of a $195,000 term loan and a $125,000 revolving credit facility (the "Loan") as if the issuance occurred on September 30, 1997. The Loan is payable over seven years. The Loan accrues interest at a rate of LIBOR plus 2%. At the date of the Proposed Combination, this interest rate is estimated to be 8%. The pro forma combined condensed consolidated statements of operations include the interest expense associated with the Loan as if the issuance occurred at January 1, 1996 of $10,198 and $13,597 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Under applicable pro forma rules, interest income associated with the proceeds from the Loan, which may partially offset the interest expense, is not included in the pro forma statements of operations. Estimated debt issuance costs of $6,400 for credit facility commitment fees have been included in other long-term assets and are being amortized over the term of the Loan. Amortization of debt issuance costs on the Loan for the nine months ended September 30, 1997 and the year ended December 31, 1996 are estimated to be $686 and $914, respectively.

    (d) This adjustment represents the estimated income tax effect of the pro forma adjustments using a combined U.S. federal and state statutory rate of 40% for both 1996 and the first nine months in 1997.

    (e) The pro forma adjustments reflect the exchange of Pacific Scientific's weighted average number of common shares outstanding of 12,443,000 and 12,457,000, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and the issuance of shares of Kollmorgen Common Stock to be exchanged in the transaction of 8,328,000 assuming an exchange ratio of 1.28 shares of Kollmorgen Common Stock for one share of Pacific Scientific Common Stock for those shares outstanding as of September 26, 1997 not exchanged for cash.

    (f) The Pacific Scientific historical financial statements for 1996 included in these pro forma combined condensed consolidated financial statements include the results of operations of Pacific Scientific's Solium business, which was discontinued in 1997. Had the pro forma financial statements been adjusted to exclude the Solium business, net sales would have decreased by $2,416, and pre-tax income would have increased by $14,541.

    (g) The pro forma adjustment reflects the excess purchase price over the fair value of net assets assumed to be acquired of $216,329. Estimated transaction related costs of $9,000 for investment banker fees, accounting and legal fees, and other various deal costs have been included in the determination of goodwill. For purposes of these pro forma financial statements, the fair value of the assets acquired is

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) (CONTINUED)

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED
 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) estimated to be equivalent to the historical financial statement balance as of the date of acquisition. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and a charge for incomplete technology is subject to final determination of their respective fair values.

    (h) The pro forma combined condensed consolidated balance sheet reflects an increase for the value of 8,328,000 common shares at $18.69 per share assumed to be issued by Kollmorgen in the Proposed Merger to Pacific Scientific Shareholders of $155,630, and an elimination of the net equity of Pacific Scientific of $102,865.

INCORPORATION BY REFERENCE

    A Registration Statement on Form S-4 containing a proxy statement/preliminary prospectus with respect to the Kollmorgen Common Stock that will ultimately be issued in the Proposed Combination has been filed with the Commission (File No. 333-42229) and is hereby incorporated by reference into this Supplement. Such proxy statement/preliminary prospectus was furnished on or about January 15, 1998, to all holders of shares of Pacific Scientific eligible to vote at the Special Meeting.

    THE PROXY SOLICITATION IS BEING MADE BY KOLLMORGEN AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF PACIFIC SCIENTIFIC.

    THE BYLAW REPEAL PROPOSAL, THE REMOVAL PROPOSAL AND THE ELECTION PROPOSAL WILL BE IMPORTANT STEPS IN ENSURING THE CONSUMMATION OF THE PROPOSED COMBINATION. HOWEVER, YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. VOTING IN FAVOR OF THE BYLAW REPEAL PROPOSAL, THE REMOVAL PROPOSAL AND THE ELECTION PROPOSAL WILL NOT CONSTITUTE A TENDER OF YOUR SHARES PURSUANT TO THE OFFER OR OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER.

    THE INFORMATION CONCERNING PACIFIC SCIENTIFIC CONTAINED IN THIS PROXY STATEMENT HAS BEEN TAKEN FROM OR IS BASED UPON DOCUMENTS AND RECORDS ON FILE WITH THE COMMISSION AND OTHER PUBLICLY AVAILABLE INFORMATION. KOLLMORGEN HAS NO KNOWLEDGE THAT WOULD INDICATE THAT STATEMENTS RELATING TO PACIFIC SCIENTIFIC CONTAINED IN THIS PROXY STATEMENT IN RELIANCE UPON PUBLICLY AVAILABLE INFORMATION ARE INACCURATE OR INCOMPLETE. KOLLMORGEN, HOWEVER, WAS NOT INVOLVED IN THE PREPARATION OF SUCH INFORMATION AND STATEMENTS, AND IS NOT IN A POSITION TO VERIFY, OR MAKE ANY REPRESENTATION WITH RESPECT TO THE ACCURACY OF, ANY SUCH INFORMATION OR STATEMENTS.

           TIME IS SHORT. PLEASE SEND IN YOUR WHITE PROXY CARD TODAY.

If you have any questions, please call:

                                     [LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                         BANKS AND BROKERS CALL COLLECT
                                 (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064
                               FAX (212) 440-9009

                      REVOCABLE PROXY SOLICITED ON BEHALF
                           OF KOLLMORGEN CORPORATION

    The undersigned, a common shareholder of Pacific Scientific Company ("Pacific Scientific"), acting with respect to all of the shares of common stock, par value $1.00 per share (the "Common Stock"), held by the undersigned, hereby votes for, against or abstains as specified on the reverse side with respect to the corporate action to be taken at the February 13, 1998 special meeting of the Pacific Scientific Shareholders including any postponement or adjournment thereof (the "Special Meeting"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement furnished herewith (the "Proxy Statement").

FAILURE TO EXECUTE AND RETURN THIS PROXY CARD WILL BE DEEMED TO BE A VOTE TO
  ABSTAIN.

    Shareholders wishing to approve the actions set forth herein should mark the "For" box on the reverse side of this proxy card. Those opposing such action should register their position by marking the "Against", "Abstain" or "Withhold" box on the reverse side of this proxy card. Unless you otherwise indicate on this proxy card, this proxy card will be voted as set forth on the reverse side with respect to all shares of Common Stock held by the undersigned, and if no choice is indicated but this proxy card is otherwise completed, you will be deemed to have voted in favor of the action set forth on the reverse side of this proxy card. If cumulative voting is in effect, the persons named herein shall have the power to cumulate votes and distribute them among the nominees listed on the reverse side as they see fit, and to drop any such nominee, in order to ensure the election of the greatest number of such nominees. By executing this card the undersigned hereby revokes any and all prior proxies or revocations of proxies and hereby affirms that the undersigned has the power to deliver a proxy for the number of shares represented by this proxy.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO VOTE IN FAVOR OF THE ACTIONS SET
  FORTH ON THE REVERSE SIDE OF THIS CARD.

    Kollmorgen Corporation is soliciting proxies to vote at the Special Meeting on the following proposals: (i) the approval of a shareholder resolution to repeal any and all provisions of the bylaws of Pacific Scientific (the "Pacific Scientific Bylaws") that have not been duly filed by Pacific Scientific with the Securities and Exchange Commission prior to August 11, 1997, including any and all amendments to the Pacific Scientific Bylaws adopted on or after December 15, 1997 (the "Bylaw Repeal Proposal"), (ii) the removal from office of the entire Pacific Scientific Board of Directors (the "Pacific Scientific Board") (the "Removal Proposal") and (iii) the election of six persons nominated by Kollmorgen Corporation (the "Kollmorgen Nominees") to fill the vacancies created thereby (the "Election Proposal").


                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

          THIS PROXY IS SOLICITED ON BEHALF OF KOLLMORGEN CORPORATION /X/ Please mark your votes as indicated in this example

FAILURE TO EXECUTE AND RETURN THIS PROXY CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST EACH OF THE BYLAW REPEAL PROPOSAL AND THE REMOVAL PROPOSAL, BUT NOT AGAINST THE ELECTION PROPOSAL.

1. BYLAW REPEAL PROPOSAL to repeal any and all provisions of the Pacific Scientific Bylaws that have not been duly filed by Pacific Scientific with the Securities and Exchange Commission prior to August 11, 1997, including any and all amendments to the Pacific Scientific Bylaws adopted on or after December 15, 1997
            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. REMOVAL PROPOSAL to remove all members of the Pacific Scientific Board of Directors
            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. ELECTION PROPOSAL to elect the Kollmorgen Nominees listed at right to the Pacific Scientific Board of Directors

/ / FOR ALL KOLLMORGEN NOMINEES     / /  WITHHOLD     / /  FOR ALL KOLLMORGEN NOMINEES     INSTRUCTION: To withhold authority
                                                           EXCEPT                          to vote for any individual nominee
                                                                                           strike a line through the nominee's
                                                                                           name in the list below.

                                                                                           DAVID BERTHELOT
                                                                                           STUART L. KLEIN
                                                                                           DAVID NIERENBERG
                                                                                           WILLIAM J. RECKER
                                                                                           MARK A. SNIDER
                                                                                           ANDRE WEISS

                                           Please sign exactly as your name
                                           appears hereon. When shares are held
                                           by joint tenants, both must sign.
                                           When signing as attorney-in-fact,
                                           executor, administrator, trustee,
                                           guardian, corporate officer or
                                           partner, please give full title as
                                           such. If a corporation, please sign
                                           in a corporate name by President or
                                           other authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

                                           _____________________________________
                                           Signature                 Dated
                                           _____________________________________
                                           Signature                 Dated